Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 1, 2024, with respect to the consolidated financial statements included in the Annual Report of Zomedica Corp. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said reports in the Registration Statements of Zomedica Corp. on Form S-1 (File No. 333-239278 and File No. 333-238322), on Form S-3 (File No. 333-229014), and on Form S-8 (File No. 333-253934, File No. 333-223893, and File No. 333-221992).

/s/ GRANT THORNTON LLP

Southfield, Michigan

April 1, 2024